Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3ASR on Form S-1 of our report dated February 26, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Sprouts Farmers Market, Inc.’s Annual Report on Form 10-K for the year ended December 28, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Phoenix, Arizona

February 27, 2015